Exhibit 99.1

Grayson
BankShares, Inc.

Financial Report
December 31, 2010

113 West Main Street s Post Office Box 186
Independence, Virginia 24348
(276) 773-2811

East Independence	(276) 773-2811
Elk Creek	(276) 655-4011
Galax	(276) 238-2411
Troutdale	(276) 677-3722
Sparta	(336) 372-2811
Carroll	(276) 238-8112
Hillsville	(276) 728-2810
Whitetop	(276) 388-3811
Wytheville	(276) 228-6050

Message to Shareholders

Dear Fellow Shareholders,

It is our pleasure to present our 4th Quarter, 2010 Financial Report to you.

Our total assets are $368,217,088, down $1,384,833, or 0.37% for the year.  Net loans have decreased by $18,115,092, or 6.79% as economic conditions continue to negatively impact loan demand.  Deposits decreased by $1,666,358, or 0.53% for the year   as management has not sought to aggressively grow deposits given the continued weakness in loan demand.

Total stockholders’ equity decreased by $130,175 or 0.43% in 2010 due primarily to a decrease in the market value of available-for-sale investment securities.  Retained earnings increased by $478,274 or 1.68% for the year.  The increase in retained earnings was the result of net income of $1,165,861 less the payment of dividends totaling $687,587.  Total stockholders’ equity at December 31, 2010 was $30,409,770, which represents a book value of $17.69 per share.  Dividends of 10 cents per share were declared and paid in December, for a total of 40 cents per share in 2010.

The Company recorded net income of $164,972 for the quarter ended December 31, 2010 compared to net income of $50,941 for the same quarter in 2009.  Our total 2010 net income increased by $283,142 or 32.08% over 2009 despite an annual increase in loan loss provisions of $1,018,721.  Total other expenses decreased for both the forth quarter and the year as management continued efforts to contain and reduce operating costs as we continue to navigate a weak economy.

Despite the challenges of a deep recession we are pleased by the fact that your bank has continued to generate positive earnings throughout the economic downturn.  Even though some challenges remain, we are confident that our strong capital position will allow us to take full advantage of the opportunities that arise when economic conditions begin to improve.

As always, we appreciate your support, welcome your comments and the opportunity to serve you.

Sincerely,

Jacky K. Anderson
President and CEO

Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2010	2009

Assets
Cash and due from banks	$9,200,552	$8,637,123
Interest-bearing deposits in banks	3,305,724	300,000
Federal funds sold	27,745,592	19,356,999
Investment securities	49,309,137	43,817,701
Loans	253,055,378	270,183,323
Less allowance for loan losses	4,542,420	3,555,273
Net loans	248,512,958	266,628,050
Cash Value of Life Insurance	8,433,596	8,098,134
Foreclosed Assets	3,256,725	2,808,885
Properties and equipment	10,575,133	11,133,834
Accrued interest receivable	2,131,943	2,626,164
Other assets	5,745,728	6,195,031
Total assets	$368,217,088	$369,601,921

Liabilities
Deposits
Noninterest-bearing	$42,487,778	$44,924,699
Interest-bearing	269,329,080	268,558,517
Total deposits	311,816,858	313,483,216

FHLB Advances	15,000,000	15,000,000
Other Borrowings	10,000,000	10,000,000
Accrued interest payable	311,647	382,653
Other liabilities	678,813	196,107
Total liabilities	337,807,318	339,061,976

Stockholders’ equity
Preferred stock, $25 par value; 500,000
shares authorized; none outstanding	-	-
Common stock, $1.25 par value; 2,000,000
shares authorized; 1,718,968 shares
issued and outstanding	2,148,710	2,148,710
Surplus	521,625	521,625
Retained earnings	28,975,488	28,497,214
Accumulated other comprehensive income (loss)	(1,236,053)	(627,604)
Total stockholders’ equity	30,409,770	30,539,945
Total liabilities and stockholders’ equity	$368,217,088	$369,601,921

Officers
Julian L. Givens	Chairman of the Board
Jacky K. Anderson	President & CEO
Dennis B. Gambill	Vice President
Brenda C. Smith	Secretary
Blake M. Edwards	Chief Financial Officer

Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Interest income
Loans and fees on loans	$3,987,362	$4,395,694	$16,648,016	$17,813,275
Interest on securities	350,549	480,764	1,654,677	2,066,558
Federal funds sold	18,292	9,807	49,383	37,187
Interest-bearing deposits	3,190	-	6,826	-
Total interest income	4,359,393	4,886,265	18,358,902	19,917,020

Interest expense
Deposits	1,209,499	1,614,323	5,450,236	7,271,248
FHLB Advances	144,347	145,519	568,906	657,503
Other Borrowings	123,182	123,182	488,694	488,694
Total interest expense	1,477,028	1,883,024	6,507,836	8,417,445

Net interest income	2,882,365	3,003,241	11,851,066	11,499,575

Provision for loan losses	946,836	628,517	2,509,569	1,490,848
Net interest income after provision
for loan losses	1,935,529	2,374,724	9,341,497	10,008,727

Other income
Service charges on deposit accounts	299,581	295,183	1,098,135	1,031,306
Other income (loss)	708,925	350,348	1,863,477	1,211,539
Total other income (loss)	1,008,506	645,531	2,961,612	2,242,845

Other expenses
Salaries and employee benefits	1,586,322	1,630,262	6,280,437	6,553,441
Occupancy expense	136,978	135,257	485,097	494,863
Equipment expense	176,079	199,112	760,313	830,877
Other expense	864,164	1,064,382	3,344,881	3,389,371
Total other expense	2,763,543	3,029,013	10,870,728	11,268,552
Net income before income taxes	180,492	(8,758)	1,432,381	983,020
Income taxes	15,520	(59,699)	266,520	100,301
Net income	$164,972	$50,941	$1,165,861	$882,719
Net income per share	$.10	$.03	$.68	$.51
Weighted average shares outstanding	1,718,968	1,718,968	1,718,968	1,718,968

Board of Directors
Julian L. Givens	Retired Physician
Carl J. Richardson	Retired
Jacky K. Anderson	Grayson BankShares, Inc. and The Grayson National Bank
Jean W. Lindsey	Walters’ Drug, Inc.
Dennis B. Gambill	Grayson BankShares, Inc. and The Grayson National Bank
Jack E. Guynn, Jr.	Guynn Enterprises, Inc.
Charles T. Sturgill	Retired Grayson County Clerk of Court
J. David Vaughan	Vaughan Furniture
Thomas M. Jackson, Jr.	Attorney
Bryan L. Edwards	Sparta Town Manager
Hayden H. Horney	Wythe County Clerk of Court

Member Federal Deposit Insurance Corporation